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EXHIBIT 10.39

July 1, 2002

DeWayne R. Youngberg
4235 W. 105th Place
Westminster, CO 80031

Dear DeWayne:

        I am pleased to offer you a position with HealtheTech, Inc. (the "Company") as Vice President & General Counsel commencing on July 8, 2002. In this position, you will receive a monthly salary of $15,417.00, which will be paid bi-weekly in accordance with the Company's normal payroll procedures. You will also participate in the Company's 2002 Bonus Plan, prorated accordingly. This is an exempt position and is located in our Golden, CO office. As a Company employee, you will also be eligible to receive all employee benefits offered by the Company to its other employees in similar positions. Presently, these benefits include health, dental and vision insurance, a 401(k) Plan and annual vacation. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary.

OPTION GRANT

        It will be recommended to the Company's Board of Directors that you be granted an option to purchase 100,000 shares of Common Stock pursuant to the Company's Amended and Restated 1998 Stock Plan, or in the event of our Initial Public Offering (IPO), the 2002 Stock Plan. This grant is subject to Board approval and shall vest in accordance with the Amended and Restated 1998 Stock Plan. A copy of this Plan is attached for your reference.

AT WILL EMPLOYMENT

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

REQUIRED DOCUMENTATION

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

CONFIDENTIAL INFORMATION

        I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please simultaneously return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by all the Company's rules, regulations, policies and procedures. A copy of the Company's Employee Handbook will be provided to you that reflects guidelines for HealtheTech employees.

        To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to confidentiality and proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the undersigned Company and by you.

        This offer of employment expires three (3) calendar days from the date of this letter unless extended in writing by the undersigned, or accepted by you in writing, prior to expiration.

        We look forward to working with you at the Company.

Sincerely,

/s/ Michael E. Jaroch
Michael E. Jaroch
Executive Director
Human Resources and Administrative Services

Accepted and agreed to this 1st day of July, 2002, by:

Signature
/s/ DeWayne R. Youngberg DeWayne R. Youngberg

Enclosures:
Duplication offer letter;
Employee Confidential Information and Invention Assignment Agreement; and
HealtheTech Amended and Restated 1998 Stock Plan

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  EXHIBIT 10.39